Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS THIRD QUARTER EARNINGS

Earnings per share of 10 cents for third quarter includes tax benefits;

Revenue growth of 36% over third quarter last year

LOS ALTOS, Calif. – OCTOBER 14, 2004 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip interface products and services, today reported financial results for the third quarter of 2004. Earnings per share for the quarter were 10 cents, compared to 5 cents in the third quarter last year and 8 cents in the previous quarter. Approximately 3 cents of the earnings per share for the third quarter was attributable to an anticipated lower effective tax rate for the year which resulted primarily from increased credits on foreign taxes withheld. Net income for the third quarter was $10.4 million (27% of revenue), compared to $5.0 million in the third quarter last year and $8.3 million in the previous quarter. Approximately $2.7 million of the net income for the third quarter was attributable to the previously mentioned foreign tax credit utilization. Revenue for the third quarter was $38.8 million, up 36% over the third quarter last year and up 11% from the previous quarter.

“Our revenue growth of 36% demonstrates the excellent progress our team is making on multiple fronts,” said Geoff Tate, chief executive officer at Rambus. “Our contract revenue doubled over a year ago primarily as a result of our best ever quarter in our serial link business as well as significant development work in our XDR and Redwood customer programs.”

Third quarter results reflected $8.3 million in contract revenues, up 107% over the third quarter last year and up 55% from the previous quarter. This increase in contract revenues over the third quarter last year primarily reflects revenues from contracts signed in 2003 for our XDR memory interface and Redwood interface technologies and a serial link contract. Third quarter results include $30.5 million in royalties, up 24% over the third quarter last year and up 3% from the previous quarter.

Total costs and expenses were $28.1 million compared with $22.2 million in the third quarter last year and $24.4 million last quarter. This 15% sequential increase in costs and expenses was primarily attributable to a $1.9 million increase in litigation expense and a $1.3 million increase in marketing, general and administrative expenses.

Cash, cash equivalents and marketable securities decreased $13 million to $219 million since June 30, 2004. This decrease resulted primarily from $11.1 million in cash paid to Cadence Design Systems for the purchase of certain serial link patents and cells, $7.6 million used for the repurchase of Rambus common stock and $6.5 million invested in property and equipment. These uses of cash were partially offset by operating cash flow of $10.3 million.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PDT today. Please log-on early if you do not already have the necessary software to listen to the call.

The conference call replay number is 800-642-1687 and the ID number is 1133935. For international callers, the number is 706-645-9291. The replay will be available on our website beginning at 5:00 p.m. PDT today.

About Rambus

Rambus is one of the world’s leading providers of advanced chip-to-chip interface products and services. Since its founding in 1990, the Company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in North Carolina, Taiwan and Japan. Additional information is available at www.rambus.com.

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including our CEO’s statements contained herein regarding our progress on multiple fronts and the significance of our ongoing development work. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the uncertainty of realizing significant benefits from our serial link business or our investment in developing new and improving our existing products and services. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs.

RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Revenues:
Contract revenues	$8,276	$5,349	$4,005	$18,704	$11,015
Royalties	30,483	29,616	24,555	87,561	74,819

Total revenues	38,759	34,965	28,560	106,265	85,834

Costs and expenses:
Cost of contract revenues	5,328	4,957	4,247	15,519	10,805
Research and development	8,056	7,929	7,565	23,412	22,968
Marketing, general & administrative	8,065	6,724	5,711	21,819	17,771
Litigation expense	6,662	4,747	4,650	15,587	18,095

Total costs and expenses	28,111	24,357	22,173	76,337	69,639

Operating income	10,648	10,608	6,387	29,928	16,195
Interest and other income, net	1,149	2,199	976	7,452	5,281

Income before income taxes	11,797	12,807	7,363	37,380	21,476
Provision for income taxes	1,410	4,483	2,356	10,364	6,872

Net income	$10,387	$8,324	$5,007	$27,016	$14,604

Net income per share – basic	$0.10	$0.08	$0.05	$0.27	$0.15

Net income per share – diluted	$0.10	$0.08	$0.05	$0.24	$0.14

Shares used in per share calculations:
Basic	101,875	102,500	97,498	101,781	97,361
Diluted	107,573	109,850	106,001	110,441	105,044

RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2004	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$28,443	$42,967	$42,005
Marketable securities	88,507	43,042	24,777
Accounts receivable	1,742	454	10,263
Prepaid and deferred taxes	12,310	12,370	12,890
Prepaids and other current assets	4,487	6,861	5,652

Total current assets	135,489	105,694	95,587

Property and equipment, net	17,892	13,121	10,965
Marketable securities, long-term	102,123	145,705	121,756
Restricted investments	4,816	5,081	4,576
Deferred taxes, long-term	69,198	60,462	43,557
Purchased intangible assets, net	22,672	12,522	13,184
Other assets	1,171	1,179	3,461

Total assets	$353,361	$343,764	$293,086

Total cash, cash equivalents and marketable securities	$219,073	$231,714	$188,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$15,793	$13,251	$10,804
Deferred revenue	24,485	23,320	24,180

Total current liabilities	40,278	36,571	34,984
Deferred revenue, less current portion	5,453	11,134	18,022

Total liabilities	45,731	47,705	53,006

Stockholders’ equity:
Common Stock	102	102	99
Additional paid-in capital	319,720	319,012	278,187
Accumulated other comprehensive gain	(800)	(1,277)	201
Accumulated deficit	(11,392)	(21,778)	(38,407)

Total stockholders’ equity	307,630	296,059	240,080

Total liabilities and stockholders’ equity	$353,361	$343,764	$293,086